Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated May 6, 2021, relating to the balance sheet of Nebula Caravel Acquisition Corp. as of December 31, 2020, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from September 18, 2020 (inception) through December 31, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 14, 2021